ROADRUNNER TRANSPORTATION SYSTEMS ANNOUNCES
CLOSING OF SALE OF AN ADDITIONAL 403,286 SHARES OF COMMON STOCK

Cudahy, WI -- June 4, 2010 -- Roadrunner Transportation Systems, Inc. (NYSE: RRTS), a leading non-asset based transportation and logistics services provider, today announced the closing of the sale of an additional 403,286 shares of its common stock at a price of $14.00 per share.  The sale is a result of the partial exercise of the over-allotment option to purchase additional shares granted to the underwriters in Roadrunner's initial public offering of 10,600,644 shares of its common stock, which closed on May 18, 2010.  As previously announced, Roadrunner will use the proceeds from the offering to repay indebtedness.

Robert W. Baird & Co. Incorporated acted as the bookrunner for the offering and BB&T Capital Markets and Stifel, Nicolaus & Company, Incorporated served as co-lead managers.  Copies of the final prospectus relating to the offering may be obtained by visiting the U.S. Securities and Exchange Commission web site at www.sec.gov or from Robert W. Baird & Co. Incorporated, Attn: Prospectus Department, (telephone number 800-792-2473).

A registration statement relating to these securities has been filed and declared effective by the U.S. Securities and Exchange Commission.  The offering is being made solely by means of a prospectus.  This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities law of any such state or jurisdiction.

About Roadrunner Transportation Systems, Inc.

Roadrunner Transportation is a leading non-asset based transportation and logistics services provider offering a full suite of solutions, including customized and expedited less-than-truckload, truckload and intermodal brokerage, and domestic and international air.  Third-party logistics and transportation management solutions were merged into Roadrunner Transportation's services upon completion of Roadrunner's initial public offering.

Contact:

Roadrunner Transportation Systems, Inc.
Peter Armbruster
Chief Financial Officer
414-615-1648